Exhibit 2.1

AMENDMENT NO. 2 TO MERGER AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), by and among THERAPLANT, LLC, a Connecticut limited liability company (the “Company”), Greenrose Acquisition Corp, a Delaware corporation (“Parent”), GNRS CT Merger Sub, LLC, a Delaware limited liability corporation (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”), is entered into on November 26, 2021. Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

WITNESSETH:

WHEREAS, reference is hereby made to the Merger Agreement as amended to date (capitalized terms used but not defined herein shall have the meaning given such terms in the Merger Agreement); and

NOW, THEREFORE, in accordance with Section 9.11 of the Merger Agreement, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merger Agreement is hereby amended as follows:

1.	The following terms are added to Section 10.1 Definitions in alphabetical order:

““Deferred Cash Payment Amount” shall mean Ten Million ($10,000,000) plus simple interest thereon at the rate of nine percent (9%) per annum, payable in equal monthly installments during the first twelve months following Closing. The Deferred Cash Payment shall be payable to Paying Agent on behalf of the Company Members for further distribution to the Company Members in accordance with the Allocation Certificate. The Deferred Cash Payment Amount may, at the election of the Theraplant Steering Committee, be converted (in whole or in part and at any time or from time to time) into Parent Common Stock at a price per share of $10.00, subject to adjustment as provided in Section 1.6 of the Merger Agreement.”

““Financing Sources” shall mean the Persons that that have committed to provide or arrange or have otherwise entered into agreements in connection with any financing in connection with the transactions contemplated hereby and any permitted assignees thereof, together with their Affiliates and their respective officers, directors, employees, agents and representatives involved in such financing and their respective successors and assigns.”

2.	Section 1.6 of the Merger Agreement is hereby amended by replacing Section 1.6 of the Merger Agreement in its entirety with the following:

1.6 Aggregate Consideration. The aggregate amount (including any amounts withheld pursuant to Section 1.13) of consideration to be paid or issued by Parent in respect of all Company Units shall be an amount (the “Aggregate Consideration”) equal to the sum of the amounts set forth in the following subsections (a) through (g):

(a) an amount equal to (i) One Hundred Million Dollars ($100,000,000), minus (ii) the Escrow Amount, minus (iii) the Expense Amount, minus (iv) the Managing Member Expense Amount, (v) minus the Deferred Cash Payment Amount (the sum of preceding (i)-(v) is defined as, the “Initial Consideration”);

(b) an amount equal to the difference between the Estimated Closing Net Working Capital, as determined in accordance with Section 1.13, and the Base Net Working Capital, to the extent a positive number, if any;

(c) the amount released from the Escrow Fund pursuant to Section 7.5(a), if any;

(d) the amount released from the Expense Fund pursuant to Section 9.13(c), if any;

(e) the amount released from the Managing Member Expense Fund pursuant to Section 9.17, if any; and

(f) Stock Consideration comprised of unregistered shares of Parent Common Stock valued at $10.00 per share payable with respect to the Initial Consideration in the aggregate amount of Fifty Million Dollars ($50,000,000), and with respect to any conversion of the Deferred Cash Payment Amount, issuable to the Selling Securityholders in share amounts specified in writing to Parent by the Theraplant Steering Committee.

The number of shares of Parent Common Stock comprising the Stock Consideration portion of the Initial Consideration is subject to upward adjustment in the event that the Registration Statement filed pursuant to the Registration Agreement has not been declared effective 75 days after the completion of the Merger and the Parent Common Stock Price is less than $10.00 per share. If the Parent Common Stock Price is less than $10.00 per share, Parent shall cause to be issued to Selling Securityholders, in amounts to be confirmed by the Theraplant Steering Committee, that number of additional shares of Parent Common Stock which, multiplied by the Parent Common Stock Price, adds additional Stock Consideration in such amount that aggregate Stock Consideration to the Company’s equity holders equals $50,000,000 (using the Parent Common Stock Price); provided, however, any obligation of Parent to issue such additional shares of Parent Common Stock shall not exceed Five Million Dollars ($5,0000,000) of additional Parent Common Stock, valued at the Parent Common Stock Price. The number of shares of Parent Common Stock comprising the Common Stock into which the Deferred Cash Payment Amount may be converted is subject to adjustment in the event the Parent Common Stock Price is less than $10.00 per share at the time of conversion such that the number of shares issuable upon conversion constitutes Stock Consideration in the amount of $10,000,000 (using the Parent Common Stock Price at time of conversion); provided however, any obligation of Parent to issue such additional shares of Parent Common Stock with respect to conversion of the Deferred Cash Payment Amount shall not exceed One Million Dollars ($1,000,000).

(g) Parent shall pay the Deferred Cash Payment Amount, as it becomes due and payable and with accrued interest thereon, to Paying Agent on behalf of the Company Members for further distribution by Paying Agent to the Company Members in accordance with the Allocation Certificate. Any agreement with any Financing Sources shall expressly permit payment by Parent of the Deferred Cash Payment Amount (either in cash or Parent Common Stock) (i) with respect to the first six monthly payments, without restriction, and (ii) with respect to the last six monthly payments, subject solely to blockage by the Financing Source as a result of an Event of Default (as defined in the credit agreement between Greenrose and the Financing Source) as a result of a payment default or the Financing Source accelerating the loan.

To provide assurance on payment of the Deferred Cash Payment Amount, Parent shall establish, for the benefit of the Company Members, a separate account to be funded at all times with two months’ of payments on the Deferred Cash Payment Amount. It is expected that funding from such account will be from Company revenue, though funding can be from other sources as well. Parent agrees to maintain the amount available in such account for the benefit of the Company Members, until such time as the Deferred Cash Payment Amount has been paid to the Company Members in full, or all of such amount has been converted in accordance with this Section. Parent grants to the Steering Committee and its designated agents or representatives the right to review and inspect the records of Parent and the Company to confirm such account is operating in accordance with this paragraph.

3. Investment held by TPT Holdings, LLC. Parent and the Company agree that for purposes of calculating the New Working Capital of the Company, the Company’s indirect investment in LLL shall be disregarded. Parent and the Company agree that any proceed realized from the disposition of the Company’s investment in LLL held by TPT Holdings, LLC shall be split evenly (50-50), and the proceeds due to the Company from any such disposition shall be distributed to the Selling Securityholders through the Paying Agent in the same manner as Closing proceeds are distributed to the Selling Securityholders.

4. Section 5.14 of the Merger Agreement is hereby adding the following sentence to the end of Section 5.14 of the Merger Agreement:

“Company and the Selling Securityholders shall, at the sole expense of Parent, provide such cooperation as may be reasonably requested by Parent in connection with any proposed third-party financing to be provided in connection with the transactions contemplated hereby.”

5. Section 9.3 of the Merger Agreement is hereby amended by adding the following to the end of Section 9.3 of the Merger Agreement in its entirety with the following:

“Notwithstanding the foregoing, the Financing Sources are intended to be third-party beneficiaries of each of Sections 9.4 (No Assignment; Binding Effect), 9.8 (Waiver of Trial by Jury), 9.11 (Amendment and Modification) and 9.18 (No Liability of Funding Sources).”

6. Section 9.4 of the Merger Agreement is hereby amended by replacing Section 9.4 of the Merger Agreement in its entirety with the following:

“9.4 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) and any attempt to do so shall be void; provided, however that Parent or Merger Sub shall be entitled to assign its rights, duties and obligations hereunder, including Merger Sub’s obligation to merge with the Company, to (1) any one or more Subsidiaries or Affiliates of Parent or Merger Sub or (2) any Financing Sources providing purchase money or other financing to Parent or Merger Sub as collateral security for such financing, so long as the applicable collateral security agreement requires any party foreclosing on this Agreement or otherwise enforcing their security interest in this Agreement to assume Parent’s obligations hereunder, provided that in the case of each of (1) and (2) of the foregoing, no such assignment shall relieve Parent or Merger Sub from its duties and obligations under this Agreement. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

7. Section 9.7 of the Merger Agreement is hereby amended by adding the following to the end of Section 9.7 of the Merger Agreement:

“Notwithstanding the foregoing, each Party hereto agrees that any claim, controversy or dispute arising under or related to this Agreement (whether based on contract, tort, equity or otherwise) involving the Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would require the application of the Laws of another jurisdiction.”

8. Section 9.8 of the Merger Agreement is hereby amended by replacing Section 9.8 of the Merger Agreement in its entirety with the following:

“9.8 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO INCLUDING, WITHOUT LIMITATION, RELATING TO THE FINANCING SOURCES AND ANY THIRD PARTY FINANCING RELATED TO THE TRANSACTION CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.”

9. Section 9.11 of the Merger Agreement is hereby amended by adding the following to the end of Section 9.11 of the Merger Agreement in its entirety with the following:

“Notwithstanding the foregoing, no amendments or modifications of, or supplements to the portions of Sections 9.4 (No Assignment; Binding Effect), 9.7 (Governing Law), 9.8 (Waiver of Trial by Jury), this 9.11 (Amendment and Modification) and 9.18 (No Liability of Funding Sources) relating to the Financing Sources shall be permitted, whether directly or indirectly, without the prior written consent of the Financing Sources.”

9. The Merger Agreement is hereby amended by adding the following as a new Section 9.18 of the Merger Agreement:

“Notwithstanding anything in this Agreement to the contrary, each of the Company and the Selling Securityholders’ Representative agrees that it will not bring or permit any of its respective Affiliates to bring any claim or action (whether at law, in equity, in contract, in tort or otherwise) against any Persons (other than Parent or Merger Sub) that have committed to provide or otherwise enter into contracts in connection with a third-party financing of the transactions contemplated hereby, and the Financing Sources shall have no liability or obligations to Company or the Selling Securityholders’ Representative or any of their Affiliates hereunder, arising out of or in connection with this Agreement or the proposed financing; provided that the foregoing shall not operate as a waiver or release of any claims arising under any actual assumption (i.e. not a collateral assignment) of this Agreement by any Financing Source. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.”

10. The parties agree to coordinate the public disclosure of this Amendment as promptly as practicable in accordance with applicable law and the terms of the Merger Agreement as amended hereby on a Form 8-K to be timely filed by Parent with the Securities and Exchange Commission.

11. Parent and the Company agree to cooperate in good faith and to take such further actions as may be reasonably required to give full force and effect to this Amendment (including, without limitation, by preparing and executing revised or additional Transaction Documents (including, but not limited to, the Registration Rights Agreements and any amendment thereto to include for registration Parent Common Stock issuable upon conversion of all or any portion of the Deferred Cash Payment Amount) and/or updating applicable disclosure schedules, including (without limitation) with respect to Sections 2.15 and 4.1(d)(i). Except as amended hereby, the terms and provisions of the Merger Agreement shall remain in full force and effect, and the Merger Agreement is in all respects confirmed. On and after the date of this Amendment, each reference in the Merger Agreement to the “Agreement”, “hereinafter”, “herein”, “hereunder”, “hereof”, or words of similar import shall mean and be a reference to the Merger Agreement as amended by this Amendment.

12. This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages or other electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

GNRS CT MERGER SUB, LLC

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Manager

THERAPLANT, LLC, acting by and through its Steering Committee

By:	/s/ Daniel Emmans
Name:	Daniel Emmans
Title:	Steering Committee Member

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Selling Securityholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]